Exhibit 10.2

HIGHLAND HOSPITALITY CORPORATION

AMENDED AND RESTATED 2003 OMNIBUS STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (the “Agreement”) is between                          (the “Executive”) and Highland Hospitality Corporation (the “Company”). This Agreement governs an award made to Executive pursuant to the Company’s Amended and Restated 2003 Omnibus Stock Incentive Plan (the “Plan”). The Company and Executive agree as follows:

1.    Grant. The Company hereby awards the Executive                      shares of the Company’s common stock subject to the vesting and other restrictions provided in this Agreement (the “Restricted Stock”) effective on this              day of             , 2006 (hereinafter referred to as the “Grant Date”). No payment by the Executive is required for the Restricted Stock. Upon vesting of a share of Restricted Stock, the share shall be released from the restrictions of this Agreement.

2.    Vesting. This award includes shares of Restricted Stock that vest based on Continuous Service (as defined in the Plan) (“Time Vesting Shares”) and shares of Restricted Stock that vest based on achievement of specified performance objectives (“Performance Vesting Shares”). The Performance Vesting Shares are intended to constitute performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent possible. The vesting provisions of the Restricted Stock are as follows:

A.	Time Vesting Shares. [2/3 of the Restricted Stock grant] shares of the Restricted Stock shall vest in four (4) installments in accordance with the following schedule:

Vesting Date	Percentage of Time Vesting Shares Vested
February 15, 2007	10%
February 15, 2008	25%
February 15, 2009	30%
February 15, 2010	35%

Each installment shall vest and thereby all restrictions shall be removed on the installment so long as the Executive has remained in Continuous Service (as defined in the Plan) through the date on which the installment is scheduled to vest.

B.	Performance Vesting Shares. [1/3 of the Restricted Stock Grant] shares of the Restricted Stock are Performance Vesting Shares. The Performance Vesting Shares shall vest based on achievement of the various performance goals for the performance periods provided in Appendix A hereto and provided the Executive has remained in Continuous Service through the February 15th following the end of performance period during which the performance goal is achieved.

C.	Accelerated Vesting. In addition to vesting under Paragraphs A and B, above, both Time Vesting Shares and Performance Vesting Shares which have not already vested or been forfeited shall vest and all restrictions shall be removed if the Executive’s termination of Continuous Service is (i) due to death or Disability, or (ii) due to (a) a termination by the Company or Highland Hospitality, L.P. (the “Operating Partnership”) without Cause or a termination by the Executive for Good Reason (whether such termination without Cause or termination for Good Reason occurs before or after a Change in Control), or (b) a termination by the Executive following a Change in Control for any reason in accordance with Section 6(d) of the Employment Agreement (as hereinafter defined) by notice given by the Executive on or before the tenth (10th) business day following the Change in Control, and (c) in the case of at termination under clause (ii)(a) or (b) the Executive has signed a general release of claims which has become irrevocable, satisfactory to the Company in its reasonable exercise of its discretion, releasing the Company its affiliates, including the Operating Partnership, and their officers, directors and employees, from any and all claims or potential claims arising from or related to the Executive’s employment or termination of Continuous Service. For purposes of this Agreement, the terms “Disability,” “Cause,” “Good Reason,” and “Change in Control” shall have the meaning provided for such terms in the Employment Agreement between the Executive, the Company and the Operating Partnership, dated October 24, 2003, as amended (the “Employment Agreement”). If the Executive has a termination of Continuous Service and such termination event does not result in accelerated vesting of the Restricted Stock, the shares of Restricted Stock which have not vested shall be forfeited and returned to the Company.

3.    Voting Rights. The Executive has the right to vote the Restricted Stock.

4.    Dividends and Corporate Events. The right of the Executive to receive cash dividends and other cash distributions payable on shares Restricted Stock shall be subject to deferred payment, and vesting or forfeiture, to the same extent as the shares of Restricted Stock on which such cash dividends or other cash distributions are made. The Executive’s right to receive deferred payment of cash dividends or other cash distributions shall be an unsecured obligation of the Company and no interest or other earnings shall be credited on the accumulated amounts payable. The accumulated amounts of cash dividends or other cash distributions shall be paid to the Executive as soon as practicable, but not later than (10) ten business days after, the date of vesting of the shares of Restricted Stock to which the accumulated amounts relate. In the

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event of the declaration of a stock dividend, the declaration of an extraordinary dividend or other distribution payable in property other than cash, a spin-off, a stock split, a recapitalization, a merger or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities or other property which are distributed to the Executive with respect to Restricted Stock which have not already vested shall immediately be subject to the vesting and other restrictions of this Agreement to the same extent as the Restricted Stock to which such distributed property relates.

5.    Stock Certificates and Restrictions. The full number of shares of the Restricted Stock have been deposited or registered in a book-entry account for the Executive at the Company’s transfer agent. The Company reserves the right at its sole discretion to change the financial institution or agent in which the shares are deposited or the certificates for shares are held or registered. These shares are nontransferable and are otherwise subject to the Plan and this Agreement until the restrictions are removed or the shares are returned to the Company. The Company may place such legends on any certificates for Restricted Stock as it deems appropriate.

6.    Withholding Taxes. Executive understands that upon removal of restrictions, a taxable event will occur and Executive will be responsible for payment of taxes due. No stock certificates will be delivered unless acceptable arrangements have been made with the Company by Executive to pay withholding taxes that are due as a result of vesting of Restricted Stock. Unless the Executive has made alternative arrangements acceptable to the Company, the Executive shall pay applicable minimum required withholding taxes due by having the Company withhold shares that would otherwise be released from restrictions, in which case such withheld shares shall be transferred back to the Company.

7.    Taxation. Executive understands that Section 83(a) of the Code, taxes as ordinary compensation income the fair market value of the shares of Restricted Stock on the date as of which Executive’s rights to retain each share of Restricted Stock vests. Thus, the shares of Restricted Stock will vest and be taxable in increments over the term of this Agreement. Accelerated vesting of the share of Restricted Stock will also accelerate the date of taxation. Executive understands that he/she may elect to be taxed on the fair market value of some or all of the Restricted Stock at the time such shares are transferred to him/her, rather at those times when his/her right to retain the Restricted Stock vest, by filing an election under Section 83(b) of the Code (a “Section 83(b) Election”) with the Internal Revenue Service within 30 days from the date of the transfer of the Restricted Stock to him/her. Executive understands that failure to file such an election in a timely manner results in the inability to file such election. Executive further understands that an additional copy of such election form should be filed with his/her federal income tax return for the calendar year to which such election applies. Executive acknowledges and agrees that the foregoing is only a summary of the effects of United States federal income taxation with respect to the Restricted Stock and does not purport to be complete. Executive further acknowledges and agrees that the Company has directed Executive to seek independent professional advice regarding the tax consequences of receipt of the Restricted Stock under federal, state and local law. Executive acknowledges and agrees that if the Executive decides to file a Section 83(b) Election it is Executive’s sole responsibility, and not the Company’s, to file a

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timely election, even if Executive requests the Company or its representatives to make the filing on Executive’s behalf.

8.    No Employment Agreement. This Agreement is not an employment contract. This Agreement is, however, a contract creating enforceable rights between the Company and the Executive regarding the Restricted Stock.

9.    Arbitration. Without limitation of the authority of the Compensation Policy Committee under the Plan, in the event of any dispute between Executive and the Company over the terms of this Agreement, such dispute shall be resolved by arbitration as provided in Section 10 of the Employment Agreement.

10.    Entire Agreement and Amendment. This Agreement represents the full and complete understanding between Executive and the Company and this Agreement cannot be modified or changed by any prior or contemporaneous or future oral agreement of the parties. This Agreement can only be modified by the express written agreement of the parties.

11.    Choice of Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Maryland without regard to its conflict of law principles.

12.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any entity with which or into which the Company may be merged or which may succeed to its assets or business or any entity to which the Company may assign its rights and obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Grant Date.

HIGHLAND HOSPITALITY CORPORATION

By:

EXECUTIVE

Executive Signature

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